UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. 2)*

                         Brookfield Wealth Solutions Ltd.(formerly
				Brookfield Reinsurance Ltd.)
             -----------------------------------------------------
                                (Name of Issuer)

                            Class A Exchangeable Shares
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   G17434104 (formerly G16250105)
             -----------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2024
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.G17434104 (formerly G16250105)              13G
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   1.  NAMES OF REPORTING PERSONS:

       CI Investments Inc.

       Assante Capital Management Ltd.

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
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   3.  SEC USE ONLY:

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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION OF EACH REPORTING PERSON:

       Province of Ontario, Canada
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   NUMBER OF      5.   SOLE VOTING POWER:
    SHARES             Such shares are held by the following entities
  BENEFICIALLY         in the respective amounts listed:
    OWNED BY
     EACH 	       CI Investments Inc.:              643,319
   REPORTING
    PERSON             Assante Capital Management Ltd.:  10
     WITH:        --------------------------------------------------------------
                  6.   SHARED VOTING POWER:
                       0
                  --------------------------------------------------------------
                  7.   SOLE DISPOSITIVE POWER:

                       CI Investments Inc.:              643,319
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:

                       Assante Capital Management Ltd.:  10
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:


       CI Investments Inc.:              643,319
       Assante Capital Management Ltd.:  10

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       1.48%(1)(2)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       CI Investments Inc.:              IA, FI

       Assante Capital Management Ltd.:  BD, FI
--------------------------------------------------------------------------------

(1) 	Calculated based on 43,385,526 Class A Exchangeable Shares of Brookfield
Wealth Solutions Ltd. (formerly Brookfield Reinsurance Ltd.)(the "Issuer") outstanding as of June 30, 2024 as reported in the Issuer's Form 6-K filed with the Securities and Exchange Commission (the "SEC") on August 14, 2024.
(2) Percent of Class represented by Amount in Row (9) is calculated based on the combined aggregate amount beneficially owned by each CI Investments Inc. and Assante Capital Management Ltd.



Item 1.     (a)   Name of Issuer:

                  Brookfield Wealth Solutions Ltd. (formerly Brookfield
			Reinsurance Ltd.)
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  Ideation House, 1st Floor,
		  94 Pitts Bay Road,
		  Pembroke, Bermuda, HM08

                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

		  CI Investments Inc.
                  Assante Capital Management Ltd.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  CI Investments Inc.
                  15 York Street, Second Floor
		  Toronto, Ontario, M5J 0A3, Canada

                  Assante Capital Management Ltd.
                  15 York Street, Second Floor
                  Toronto, Ontario, M5J 0A3, Canada

                  --------------------------------------------------------------
            (c)   Citizenship:

                  See Item 4 on the cover page hereto.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Class A Exchangeable Shares
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  G17434104 (formerly G16250105)
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [x] a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).

	    (k) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with
		     Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _______

Item 4.    Ownership

           CI Investments Inc. provides Assante Capital Management Ltd. with sub-advisory services where portfolio models are provided for discretionary accounts.

           For (a) and (b), refer to Items 9 and 11 on the cover page hereto.

           (a) Amount beneficially owned:

               CI Investments Inc.                 643,319

               Assante Capital Management Ltd.:    10

           (b) Percent of Class:
               1.48%
               (See Item 11 on the cover page hereto.)

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See Item 5 on the cover page hereto.

              (ii)  Shared power to vote or to direct the vote:
                    See Item 6 on the cover page hereto.

              (iii) Sole power to dispose or to direct the disposition of:
                    See Item 7 on the cover page hereto.

              (iv)  Shared power to dispose or to direct the disposition of:
                    See Item 8 on the cover page hereto.

Item 5.    Ownership of Five Percent or Less of a Class.

           Yes

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

By signing below I certify that, to the best of my knowledge and belief, (i) the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with nomination under Section 240.14a-11; and (ii) the foreign regulatory scheme applicable to the non-U.S. institutions above is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.


                                  Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       November 13, 2024


CI Investments Inc.
Signature:  /s/ William Chinkiwsky
--------------------------------------------------------------------
Name:   William Chinkiwsky,
Title:  SVP, CI Enterprise Compliance & CCO, CI Investments Inc.


Assante Capital Management Ltd.
Signature:  /s/ Kaella Bubel
--------------------------------------------------------------------
Name:   Kaella Bubel
Title:  CCO

____________________________________________________________________
EXHIBIT 1

AGREEMENT OF JOINT FILING

CI Investments Inc. and Assante Capital Management Ltd. hereby agree that the Statement on Schedule 13G to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1 (k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated:  November 13, 2024

CI Investments Inc.
Signature:  /s/ William Chinkiwsky
--------------------------------------------------------------------
Name:   William Chinkiwsky,
Title:  SVP, CI Enterprise Compliance & CCO, CI Investments Inc.

Assante Capital Management Ltd.
Signature:  /s/ Kaella Bubel
--------------------------------------------------------------------
Name:   Kaella Bubel
Title:  CCO